Exhibit 4.2

2005 AMENDMENT TO THE TENGASCO,
INC. STOCK INCENTIVE PLAN

        The Tengasco, Inc. Stock Incentive Plan (the “Plan”) is hereby amended as follows:

        Paragraph 5.1(a) is hereby amended to provide that the aggregate number of shares of common stock, $.001 par value of Tengasco, Inc. (the “Company”) as to which options and stock appreciation rights may be granted from time to time under the Plan shall be increased from 1,000,000 to 3,500,000.

        This amendment to the Plan was approved by the Board of Directors of the Company on May 19, 2005. If this Amendment is not approved by the shareholders of the Company within 12 months of the date the Amendment was approved by the Board of Directors of the Company as required by Section 411(b)(1) of the Internal Revenue Code, this Amendment and any options granted thereunder shall be and remain effective, but the reference to Incentive Stock Options in the Plan shall be deleted and all options granted pursuant to this Amendment shall be Non-Qualified Stock Options pursuant to Article 6 of the Plan.